Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-166478 on Form S-11 of our report dated March 17, 2010, relating to the consolidated financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc. appearing in the Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

September 14, 2010